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                                                                   Exhibit 10.56

[CONNETICS LETTERHEAD]


July 1, 1998


Robert G. Lederer
115 River Street
Norwell, MA  02061

Dear Bob,

     On behalf of Connetics Corporation (the "Company"), I am pleased to offer you the position of Senior Vice President, Sales and Marketing. Speaking for the Board, as well as the other members of the Company's management team, we are all very impressed with your achievements to date and your approach to building successful organizations. We all look forward to a mutually profitable and enjoyable relationship as we build Connetics Sales and Marketing into a premier biopharmaceutical company together.

     The terms of your employment relationship with the Company will be as set forth below:

     1. POSITION: You will become the Senior Vice President, Sales and Marketing. As such, you will have overall responsibility for directing the sales and marketing activities of the Company toward the achievement of its business objectives as developed by the senior management team. In addition, as a member of the Senior Management Team, you will help set the overall direction and strategy for the company, and measure progress against our goals.

     2. COMPENSATION:

          a. BASE SALARY. You will be paid a base annual salary of $225,000, payable in two equal payments per month pursuant to the Company's regular payroll policy.

          b. PERFORMANCE BONUS. You will be eligible to receive a target performance bonus of approximately 30% of your base salary. You and I will design a bonus plan that will provide you, and your sales and marketing team, with significant bonus upside for exceeding corporate sales goals. The amount of bonus you actually receive will be based on achievement of mutually acceptable quarterly milestones to be agreed to by you and me, and approved by the Compensation Committee of the Board of Directors. As a member of senior management you will also be responsible for reviewing performance bonuses in future years and implementing bonus plans that recruit and reward employees based on achievement of objectives.

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          c.   ANNUAL REVIEW. Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process for officers.

     3. STOCK OPTIONS:

          a. STOCK PURCHASE. The Board of Directors has granted you an opportunity to purchase 110,000 shares ("Shares") of the Company's Common Stock at the fair market value of $3.75 the date of your employment. Such shares will vest at the rate of 1/8th of the original number of shares on your eighth-month anniversary of your employment date and 1/48th of the original number of shares on each month thereafter (total vesting in 48 months). Vesting will, of course, depend on your continued employment with the Company.

          b. ACCELERATION OF VESTING. 100% of your unvested stock will vest in the event of any sale or merger in which control of the Company is transferred.

     4. RELOCATION EXPENSES:

          a. EXPENSE REIMBURSEMENT. The Company will reimburse you for actual out-of-pocket expenses for relocation, including legal expenses, expenses incurred in connection with the sale of your home (such as brokerage fees and closing costs), expenses incurred in purchasing a home (such as loan fees), travel expenses from Boston to San Francisco for you and your wife (a maximum of two trips each, coach class) and moving expenses.

          b. LOANS. The Company will grant you a loan of $36,000 within 180 days of your employment with the Company and an additional loan of an identical amount on the first anniversary of the loan. These loans are intended to cover interest payments on the increased mortgage costs to which you will be subject by purchasing a home in California. These loans will bear interest at the lowest rate allowed by applicable law. The loans will be secured by your Company Common Stock. Each loan will have a three-year term. Interest will accrue and be payable at the end of the term of the loan. The Board of Directors will consider forgiveness of these loans and accrued interest as they become due. If you prefer a straight monthly housing allowance, we can structure it this way.

          c. SIGN-ON BONUS. The Company will pay you a one-time sign on bonus of $25,000, less applicable taxes, to cover miscellaneous moving expenses, payable thirty days after employment. An additional bonus of $10,000, less applicable taxes, payable upon employment.
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        5. BENEFITS: The Company will also make available to you standard vacation, medical, and dental insurance benefits. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, in which you will be included. The Company will commit contractually to advance any expenses for which indemnification is available to the extent allowed by applicable law.


        6. SEVERANCE AGREEMENT: In the event of termination of your employment with the Company other than for cause, you will be entitled to receive continuation of salary and benefits for six months following your termination date. In addition, you will be entitled to continue all vesting with respect to Company stock during such six-month period.

        7. START DATE: Your employment with the Company will commence on June 5, 1998. You will initially begin as a part time employee through August 31. During this period, you will be paid at 1/2 your salary.

        8. MISCELLANEOUS: Except as described above, your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. Like all Company employees, you will be required to sign the Company's Standard Employee Agreement relating to protection of the Company's proprietary and confidential information and assignment of inventions, a copy of which is attached. As a condition of your employment with Connetics, you will be required to provide proof of US citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information And Invention Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to Connetics, or using in performance of their responsibilities at Connetics, any confidential information, trade secrets, or propriety material or processes of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

        Bob, we are all delighted to be able to extend you this offer and we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.


Very truly yours,


/s/ TOM WIGGANS
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Thomas G. Wiggans
President and CEO



UNDERSTOOD AND ACCEPTED:

/s/ ROBERT G. LEDERER
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Robert G. Lederer          Date